Exhibit 10.13

Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is made and entered into effective as of December 31, 2008 (the “Amendment Date”) by and between InfrastruX Group, Inc. (“InfrastruX Group”) and Richard Schwartz (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated May 1, 2006 (the “Original Agreement”) and

WHEREAS, the Company and the Executive wish to amend the Original Agreement in a manner intended to ensure compliance with Section 409A of the Internal Revenue Code (“Section 409A”) as set forth in this Amendment effective as of the Amendment Date;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and the Executive hereby agree and amend the Original Agreement as follows:

1. Definitions. Capitalized terms used and not otherwise defined in this Amendment have the meanings given such terms in the Original Agreement. The Original Agreement, as amended by this Amendment, is referred to as the “Agreement.”

2. Amendments.

(a) To the extent applicable, it is intended that the Agreement comply with the provisions of section 409A. The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).

(b) Any annual bonus or incentive award payable under the Agreement shall be paid to the Executive in the year following the year for which it is earned (or, in the case of any award payable with respect to a performance period that includes more than one year, in the year following the last year in the performance period).

(c) If a termination of the Executive’s employment does not result in a “separation from service” within the meaning of Section 409A, then for purposes of determining the timing of payment, termination shall not be considered to occur until the Executive has incurred such a separation for service. This paragraph shall not affect the determination of the Executive’s entitlement to any payment or benefit, but only the timing thereof.

(d) With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

2. Amendment Governs in the Case of Conflict. In the event that any terms or provisions of the Original Agreement conflict or are inconsistent with the terms and provisions of this Amendment, the terms of this Amendment shall govern and control.

3. No Further Modification. Except as amended hereby, the Original Agreement remains unmodified and in full force and effect.

4. Governing Law; Jurisdiction. This Amendment and the rights and obligations of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the United States of America and the State of Washington.

5. Counterparts. This Amendment is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment effective as of the Amendment Date.

COMPANY
InfrastruX Group, Inc.

By:	/s/ DOUG MADISON
Name:	DOUG MADISON
Title:	CHIEF FINANCIAL OFFICER

EMPLOYEE:

By:	/s/ Richard Schwartz
Name:	Richard Schwartz

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